Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

ABVC BioPharma, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Units (4)	457(o)	$ 7,187,500.00	0.0000927	$ 666.28
Equity	Common Stock included in the Units, par value $0.001 per share (5)	457(o)	—
Equity	Warrants to purchase common stock (5)	457(o)	—
Equity	Common Stock issuable upon exercise of the Series A Warrants, which are included in the Units	457(o)	8,625,000.00	0.0000927	799.54
Equity	Common Stock issuable upon exercise of the Series B Warrants, which are included in the Units	457(o)	11,500,000.00	0.0000927	1,066.05
Equity	Representative’s Warrants (6)	457(g)	—
Equity	Common Stock underlying Representative’s Warrants (6)	457(g)	359,375.00	0.0000927	33.14
Total Offering Amounts			27,671,875	0.0000927	$ 2,565.01
Total Fees Previously Paid					$ 3,019.01
Total Fee Offsets					$ 0
Net Fee Due					$ 0(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.
(3)	Includes the price of additional shares of common stock and warrants to purchase common stock that the underwriters have the option to purchase to cover over-allotments, if any, within 45 days after the date of this prospectus.
(4)	Each Unit includes (i) one share of common stock, (ii) one Series A Warrant and (iii) one Series B Warrant.
(5)	Included in the price of the units. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 100% of the public offering price of the common stock in the Units sold in this offering, and that the number of shares of common stock underlying the underwriter’s warrants equal to five percent (5%) of the number of the common stock in the Units offered in this offering.